EXHIBIT 99.1
Ranger Energy Services, Inc. Announces Q1 2024 Results

HOUSTON, TX--(May 7, 2024) - Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today its results for the first quarter ended March 31, 2024.
First Quarter 2024 Highlights
–Revenue of $136.9 million, a 13% decrease from $157.5 million in first quarter 2023 driven by declines in wireline completions and ancillary services
–High specification rig revenue of $79.7 million, a 3% increase from $77.5 million in first quarter 2023 with additional growth anticipated in future quarters
–Net loss of $0.8 million, or negative $0.03 per fully diluted share, a decrease from net income of $6.2 million, or $0.25 per share in first quarter of 2023
–Adjusted EBITDA(1) of $10.9 million, a 46% decrease from $20.1 million in first quarter 2023
–Free Cash Flow(2) of $5.5 million or $0.24 per share
–Share repurchases of 846,900 shares during the first quarter of 2024 for a total value of $8.5 million
Management Comments
Stuart Bodden, Ranger’s Chief Executive Officer, commented, “This quarter’s results presented Ranger with a unique set of challenges that adversely impacted multiple service lines. As mentioned in our year-end investor call, 2024 got off to a slow start. As the quarter progressed, typical weather disruptions and other events beyond our control, combined with a declining completions market that created excess capacity and increased competition, impacted our quarterly performance more than originally expected.”
“To expand, the most significant factor impacting performance this quarter was pressure from the completions market pullback over the winter, from a peak of 281 frac spreads at the end of November to a
1 “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company defines Adjusted EBITDA as net income or loss before net income expense, income tax provision or benefit, depreciation and amortization, equity-based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of property and equipment, and certain other non-cash items that we do not view as indicative of our ongoing performance. A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at: www.rangerenergy.com.
2 “Free Cash Flow” is not presented in accordance with U.S. GAAP and should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. The Company defines Free Cash Flow as net cash provided by operating activities before purchase of property and equipment. A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at www.rangerenergy.com.

EXHIBIT 99.1
trough of 234 frac spreads mid-January, representing a 17% decline over the winter months when activity is already at depressed levels. This dynamic was felt on several fronts, most significantly in our Wireline Completions and Coil Tubing service lines. In total, we estimate an impact of over $4 million during the quarter as a consequence of the completions market pullback, representing the largest adverse contributor to quarterly results.”
“We have previously mentioned the challenging dynamics of the Wireline Completions business in the Permian Basin. These dynamics began to spread to our North region this quarter where the normal seasonal lull in the wireline business was exacerbated by aggressive pricing concessions made by some of our competitors. We do not believe these pricing levels are sustainable and will likely result in meaningful losses for these competitors. Ranger has made a conscious choice to avoid chasing market share in lieu of profitable returns and remains focused on expanding our production business, which is an important strategic effort for us this year.”
“Our Ancillary Services segment was also negatively affected by depressed levels of activity in our Coil Tubing service line due to competitive pressures associated with the previously mentioned completions declines over the winter months. However, we have begun to see a recovery in this service line beginning in April that we expect to continue to build in May and reach normalized levels of activity by June.”
Mr. Bodden continued, “In our High Specification Rigs segment, although revenues were essentially flat quarter over quarter, Ranger experienced weather-related impacts and an unexpected downtime event due to a safety-related incident on a non-Ranger rig that was outside of our control. We estimate that approximately 75 rig days were affected by this event, during which the company carried the full rig cost burden, pressuring segment margins for the quarter.
“Despite the first quarter headwinds, we were still able to generate positive free cash flow during the quarter. Importantly, we believe Ranger’s fundamental value proposition remains fully intact. We continue to be encouraged by our near-term opportunities and have had several bright spots among our service lines that are worth highlighting.
–In our P&A business, customers are contracting incremental rigs to complete necessary decommissioning work and we believe Ranger is well positioned to capitalize on this trend;
–In our in-field gas processing solution service, Torrent has been receiving an increased number of inbound sales inquiries given the need for in-field power generation and to take advantage of increasing liquids prices, and we believe there is an opportunity for this business to provide greater contribution in the future; and
–In our Wireline Services segment, we completed our first geothermal project with a new customer. These projects are technically challenging, and the Ranger team was able to rise to the occasion and provide the quality service our customers expect. We are optimistic there is a new opportunity for Ranger with this type of work in the future.”
Mr. Bodden concluded, “Although the year has not started in the way we planned, we view our first quarter as a perfect storm that we have weathered and emerged from as a stronger organization, with important lessons learned and efficiencies catalyzed by these challenges. Most of the challenges we faced during the first quarter were non-recurring and are now in our rear-view mirror. In March we posted strong margins with an improving revenue profile as customer activity levels picked up and our High Specification Rigs business returned to peak levels. Our view for the full year remains positive and we are

EXHIBIT 99.1
confident the worst is behind us now; we will remain steadfast on ensuring we generate strong cash flows which will lead to increasing shareholder returns.

CAPITAL RETURNS UPDATE
During the quarter, Ranger repurchased 846,900 shares of stock for a total value of $8.5 million at an average price of $9.98 per share. Since the share repurchase program’s inception in 2023, the Company has repurchased a total of 2,652,400 shares for a total value of $27.6 million at an average price of $10.39 per share. The Company actively monitors its share price movements at different levels and sets its purchase price targets accordingly as it executes repurchases through open market transactions and remains committed to returning at least 25% of Free Cash Flow(2) to shareholders.
On May 7, 2024, the Board of Directors declared a quarterly cash dividend of $0.05 per share payable May 31, 2024 to common stockholders of record at the close of business on May 17, 2024.

PERFORMANCE SUMMARY
For the first quarter of 2024, revenue was $136.9 million, a decrease from $157.5 million in the prior year period. Revenue decreases from the prior year were attributable to reduced activity in our Wireline Services and Processing Solutions and Ancillary Services segments.
Cost of services for the first quarter of 2024 was $120.8 million, or 88% of revenue, compared to $130.9 million, or 83% of revenue in the prior year period. The increase in cost of services as a percentage of revenue from the prior year quarter was primarily attributable to reduced operating activity during the quarter due to activity declines in multiple segments and weather-related issues as well as inflationary pressures on labor, rentals and repair costs with the most significant increase noted being medical costs per employee which affected cost of services by $1.8 million in the first quarter of 2024 when compared to the prior year period.
General and administrative expenses were $6.7 million for the first quarter of 2024 compared to $8.4 million in the prior year period and $6.8 million in the prior quarter. The decrease in general and administrative expenses was primarily due to decreased employee costs and decreased legal expenses.
Net loss totaled $0.8 million for the first quarter of 2024 compared to net income of $6.2 million in the prior year period and net income of $2.1 million in the prior quarter. The decrease in net income from the prior year and quarter periods is primarily attributable to increasing costs as compared to the prior year period, such as the aforementioned medical costs.
Fully diluted loss per share was $0.03 for the first quarter of 2024 compared to earnings per share of $0.25 in the prior year period and earnings per share of $0.09 in the prior quarter.
Adjusted EBITDA of $10.9 million for the first quarter of 2024 decreased $9.2 million from $20.1 million in the prior year period and decreased $7.5 million from $18.4 million in the prior quarter. The decreases were driven by reductions in activity in Wireline Services and certain Ancillary Services lines as well as inflationary pressure on costs.
In response to reductions in wireline activity levels, and to better align the business and drive further efficiencies, management has undertaken a comprehensive review of company-wide expenses and has

EXHIBIT 99.1
identified approximately $4.0 million of annualized cost savings that are being removed from the organization. These reductions include a combination of operational, support personnel and other administrative costs.

2024 OUTLOOK
Ranger remains bullish on the long-term opportunities and growth potential for the Company. Our High Specification Rigs business is expected to grow modestly year over year despite continuing to hold the view that operator activity levels are likely to remain flat during 2024. Our Processing and Ancillary Services segment is still anticipated to show very modest year over year growth as well, although this will largely be dependent on customer behavior at the end of this year. Despite depressed margins and activity levels in both January and February, March results showed significant revenue and margin improvements.
Our expectation is that consolidated April results will continue to show increasing strength on the top line with resumption of our historical margin averages and this trend will continue through the summer months and into the fall. Strong conversion of EBITDA to Free Cash Flow(2) through effective capital expense management will continue to provide a strong return of capital to Ranger shareholders during the year.

BUSINESS SEGMENT FINANCIAL RESULTS
High Specification Rigs
High Specification Rigs segment revenue was $79.7 million in the first quarter of 2024, a increase of $2.2 million, or 3% relative to the prior year period, and an increase of $0.7 million relative to the prior quarter revenue of $79.0 million. Rig hours increased by 3% to 111,000 from 107,900 in the prior quarter and decreased by 1% from 112,500 in the prior year period. Hourly rig rates decreased by 2% to $718 from $733 per hour in the prior quarter, due to customer and asset mix reflecting relatively consistent pricing and operating levels quarter over quarter. Additionally, hourly rig rates increased by 4% from $689 in the prior year period. Although revenue was essentially flat, the Company experienced a material downtime event during the first quarter of 2024 due to a safety event that occurred on a non-Ranger rig that was out of our control as well as weather related downtime. Additionally, our 24-hour completion High Specification Rigs work, constituting approximately 30% of our rig activity, completed several rig transitions during the first quarter of 2024 which also negatively impacted segment margins.
Operating income was $7.8 million in the first quarter of 2024, a decrease of $4.1 million, or 34% compared to $11.9 million in the prior year period and a decrease of $2.2 million, or 22% compared to $10.0 million in the prior quarter. Adjusted EBITDA was $13.6 million in the first quarter, down from $17.4 million in the prior year period and from $15.4 million in the prior quarter.
Wireline Services
Wireline Services segment revenue was $32.8 million in the first quarter of 2024, down $17.1 million, or 34% compared to $49.9 million in the prior year period and down $8.7 million, or 21% compared to $41.5 million in the prior quarter. Our Completions service line completed stage counts of 3,400, a decrease of 47% compared to 6,400 in the prior year period and a decrease of 32% compared to 5,000 for the prior quarter.

EXHIBIT 99.1
Revenue Breakdown by Service Line, in millions:

Service Line	FY 2022 Revenue	FY 2023 Revenue	Q4 2023 Revenue	Q1 2024 Revenue
Wireline Completions	$143.6	$134.7	$26.6	$17.3
Wireline Production	36.8	42.2	9.7	10.4
Wireline Pump Down	16.6	22.2	5.2	5.1
Total Wireline Segment Revenue	$197.0	$199.1	$41.5	$32.8
The decrease in revenue and stage count from the prior year and quarter periods is indicative of lower operational activity reflecting the Company's decision to pursue only work with appropriate margins and a shift in activity from completions work to production.
Operating loss was $2.9 million in the first quarter, down $4.7 million, or 261% from operating income of $1.8 million in the prior year period and down $1.1 million, or 61%, from operating loss of $1.8 million for prior quarter. Adjusted EBITDA was $0.2 million, down 95% from $4.2 million in the prior year period and down 93% from $2.8 million for the prior quarter.
The Company has made a series of adjustments in February, March and April to the fixed costs associated with Wireline Services lines to improve margins on a go forward basis.
Processing Solutions and Ancillary Services
Processing Solutions and Ancillary Services segment revenue was $24.4 million in the first quarter of 2024, down $5.7 million, or 19% from $30.1 million for the prior year period and down $6.6 million, or 21% from $31.0 million for the prior quarter. The decrease from the prior year and quarter periods was largely attributable to reductions in operational activity within select service lines. The decrease in revenue from the prior quarter was primarily attributable to coil tubing services, where revenue declined in the North region due to increased competition and seasonal lulls in activity. The Company has seen a recovery in coil tubing activity beginning in April along with increasing activity in other Ancillary Services lines.
Operating income in this segment was $0.5 million in the first quarter, down from $3.4 million in the prior year period and down from $3.4 million in the prior quarter. Adjusted EBITDA was $2.5 million, down from $5.0 million in the prior period and down compared to $5.3 million in the prior year period.

BALANCE SHEET, CASH FLOW AND LIQUIDITY
As of March 31, 2024, the Company had $66.5 million of liquidity, consisting of $55.4 million of capacity on its revolving credit facility and $11.1 million of cash on hand. This compares to $85.1 million of liquidity as of December 31, 2023, which consisted of $69.4 million of capacity on its revolving credit facility and $15.7 million of cash on hand.
Cash provided by Operating Activities was $12.0 million, compared to $17.4 million over the same period in 2023. The Company’s Free Cash Flow(2) decreased to $5.5 million for first quarter of 2024 compared to Free Cash Flow(2) of $12.0 million in the prior year period. In the first quarter of 2024, the Company had capital expenditures of $6.5 million, compared to $5.4 million over the same period in 2023.

EXHIBIT 99.1

Conference Call
The Company will host a conference call to discuss its results from the first quarter of 2024 on Tuesday, May 7, 2024, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial 1-833-255-2829. To join the conference call from outside of the United States, participants may dial 1-412-902-6710. When instructed, please ask the operator to join the Ranger Energy Services, Inc. call. Participants are encouraged to login to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, www.rangerenergy.com.
An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.
About Ranger Energy Services, Inc.
Ranger is one of the largest providers of high specification mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry. Our services facilitate operations throughout the lifecycle of a well, including the completion, production, maintenance, intervention, workover and abandonment phases.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “may,” “should,” “intend,” “could,” “believe,” “anticipate,” “estimate,” “expect,” “outlook,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control. Should one or more of these risks or uncertainties described occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.
Our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our current and past filings with the U.S. Securities and Exchange Commission (“SEC”). These documents are available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval system at www.sec.gov. These risks include, but are not limited to, the risks described under “Part I, Item 1A, Risk Factors” in our Annual Report on 10-K filed with the SEC on March 5, 2024, and those set forth from time-to-time in other filings by the Company with the SEC.

EXHIBIT 99.1
All forward looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law any forward-looking statement speaks only as of the date on which is it made. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this cautionary statement, to reflect events or circumstances after the date of this press release.

Company Contact:
Melissa Cougle
Chief Financial Officer
(713) 935-8900
InvestorRelations@rangerenergy.com

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended December 31,	Three Months Ended March 31,
	2023	2024	2023
Revenue
High specification rigs	$79.0	$79.7	$77.5
Wireline services	41.5	32.8	49.9
Processing solutions and ancillary services	31.0	24.4	30.1
Total revenue	151.5	136.9	157.5

Operating expenses
Cost of services (exclusive of depreciation and amortization):
High specification rigs	63.6	66.3	60.1
Wireline services	40.4	32.6	45.7
Processing solutions and ancillary services	25.7	21.9	25.1
Total cost of services	129.7	120.8	130.9
General and administrative	6.8	6.7	8.4
Depreciation and amortization	10.6	11.2	10.0
Gain on sale of assets	(0.2)	(1.3)	(1.0)
Total operating expenses	146.9	137.4	148.3

Operating income (loss)	4.6	(0.5)	9.2

Other expenses
Interest expense, net	0.7	0.8	1.2
Total other expenses, net	0.7	0.8	1.2

Income (loss) before income tax expense (benefit)	3.9	(1.3)	8.0
Income tax expense (benefit)	1.8	(0.5)	1.8
Net income (loss)	2.1	(0.8)	6.2

Income (loss) per common share:
Basic	$0.09	$(0.04)	$0.25
Diluted	$0.09	$(0.03)	$0.25
Weighted average common shares outstanding
Basic	24,129,081	22,738,286	24,940,335
Diluted	24,537,046	22,922,284	25,209,980

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$11.1	$15.7
Accounts receivable, net	70.6	85.4
Contract assets	21.2	17.7
Inventory	6.4	6.4
Prepaid expenses	6.6	9.6
Assets held for sale	0.6	0.6
Total current assets	116.5	135.4

Property and equipment, net	223.1	226.3
Intangible assets, net	6.1	6.3
Operating leases, right-of-use assets	8.9	9.0
Other assets	0.9	1.0
Total assets	$355.5	$378.0

Liabilities and Stockholders' Equity
Accounts payable	21.7	31.3
Accrued expenses	27.0	29.6
Other financing liability, current portion	0.6	0.6
Long-term debt, current portion	—	0.1
Short-term lease liability	7.4	7.3
Other current liabilities	1.3	0.1
Total current liabilities	58.0	69.0

Long-term lease liability	14.2	14.9
Other financing liability	10.8	11.0
Deferred tax liability	10.8	11.3
Total liabilities	$93.8	$106.2

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding as of March 31, 2024 and December 31, 2023	—	—
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized; 25,942,816 shares issued and 22,738,588 shares outstanding as of March 31, 2024; 25,756,017 shares issued and 23,398,689 shares outstanding as of December 31, 2023	0.3	0.3
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized; no shares issued or outstanding as of March 31, 2024 and December 31, 2023	—	—
Less: Class A Common Stock held in treasury at cost; 3,204,228 treasury shares as of March 31, 2024 and 2,357,328 treasury shares as of December 31, 2023	(31.6)	(23.1)
Retained earnings	26.5	28.4
Additional paid-in capital	266.5	266.2
Total controlling stockholders' equity	261.7	271.8
Total liabilities and stockholders' equity	$355.5	$378.0

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities
Net income	$(0.8)	$6.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11.2	10.0
Equity based compensation	1.3	1.1
Gain on disposal of property and equipment	(1.3)	(1.0)
Deferred income tax expense (benefit)	(0.5)	1.9
Other expense, net	0.2	1.1
Changes in operating assets and liabilities
Accounts receivable	14.7	12.3
Contract assets	(3.6)	(5.3)
Inventory	—	(0.8)
Prepaid expenses and other current assets	3.0	1.5
Other assets	0.1	0.3
Accounts payable	(9.5)	3.3
Accrued expenses	(2.6)	(12.3)
Other current liabilities	0.2	0.2
Other long-term liabilities	(0.4)	(1.1)
Net cash provided by operating activities	12.0	17.4

Cash Flows from Investing Activities
Purchase of property and equipment	(6.5)	(5.4)
Proceeds from disposal of property and equipment	0.8	4.3
Net cash used in investing activities	(5.7)	(1.1)

Cash Flows from Financing Activities
Borrowings under Revolving Credit Facility	2.1	167.7
Principal payments on Revolving Credit Facility	(2.1)	(169.1)
Principal payments on Eclipse M&E Term Loan Facility	—	(0.6)
Principal payments on Secured Promissory Note	—	(0.6)
Principal payments on financing lease obligations	(1.3)	(1.3)
Principal payments on other financing liabilities	(0.1)	(0.2)
Shares withheld for equity compensation	(0.9)	(1.0)
Payments on Other Installment Purchases	(0.1)	(0.1)
Repurchase of Class A Common Stock	(8.5)	(0.4)
Net cash used in financing activities	(10.9)	(5.6)

Increase (decrease) in cash and cash equivalents	(4.6)	10.7
Cash and cash equivalents, Beginning of Period	15.7	3.7
Cash and cash equivalents, End of Period	$11.1	$14.4

Supplemental Cash Flow Information
Interest paid	$0.4	$0.3
Supplemental Disclosure of Non-cash Investing and Financing Activities
Capital expenditures included in accounts payable and accrued liabilities	$0.1	$—
Additions to fixed assets through installment purchases and financing leases	$(0.9)	$(1.5)
Additions to fixed assets through asset trades	$2.6	$—

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Note Regarding Non‑GAAP Financial Measure
The Company utilizes certain non-GAAP financial measures that management believes to be insightful in understanding the Company’s financial results. These financial measures, which include Adjusted EBITDA and Free Cash Flow, should not be construed as being more important than, or as an alternative for, comparable U.S. GAAP financial measures. Detailed reconciliations of these Non-GAAP financial measures to comparable U.S. GAAP financial measures have been included below and are available in the Investor Relations sections of our website at www.rangerenergy.com. Our presentation of Adjusted EBITDA and Free Cash Flow should not be construed as an indication that our results will be unaffected by the items excluded from the reconciliations. Our computations of these Non-GAAP financial measures may not be identical to other similarly titled measures of other companies.
Adjusted EBITDA
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed below from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA.
We define Adjusted EBITDA as net income or loss before net interest expense, income tax provision or benefit, depreciation and amortization, equity‑based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of property and equipment, and certain other non-cash items that we do not view as indicative of our ongoing performance.

EXHIBIT 99.1

The following tables are a reconciliation of net income or loss to Adjusted EBITDA for the respective periods, in millions:

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended March 31, 2024
Net income (loss)	$7.8	$(2.9)	$0.5	$(6.2)	$(0.8)
Interest expense, net	—	—	—	0.8	0.8
Income tax benefit	—	—	—	(0.5)	(0.5)
Depreciation and amortization	5.6	3.1	2.0	0.5	11.2
EBITDA	13.4	0.2	2.5	(5.4)	10.7
Equity based compensation	—	—	—	1.2	1.2
Gain on disposal of property and equipment	—	—	—	(1.3)	(1.3)
Acquisition related costs	0.2	—	—	0.1	0.3
Adjusted EBITDA	$13.6	$0.2	$2.5	$(5.4)	$10.9

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended December 31, 2023
Net income (loss)	$10.0	$(1.8)	$3.4	$(9.5)	$2.1
Interest expense, net	—	—	—	0.7	0.7
Income tax expense	—	—	—	1.8	1.8
Depreciation and amortization	5.4	2.9	1.9	0.4	10.6
EBITDA	15.4	1.1	5.3	(6.6)	15.2
Equity based compensation	—	—	—	1.2	1.2
Gain on disposal of property and equipment	—	—	—	(0.2)	(0.2)
Severance and reorganization costs	—	1.7	—	—	1.7
Acquisition related costs	—	—	—	0.5	0.5
Adjusted EBITDA	$15.4	$2.8	$5.3	$(5.1)	$18.4

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended March 31, 2023
Net income (loss)	$11.9	$1.8	$3.4	$(10.9)	$6.2
Interest expense, net	—	—	—	1.2	1.2
Income tax expense	—	—	—	1.8	1.8
Depreciation and amortization	5.5	2.4	1.6	0.5	10.0
EBITDA	17.4	4.2	5.0	(7.4)	19.2
Equity based compensation	—	—	—	1.1	1.1
Gain on disposal of property and equipment	—	—	—	(1.0)	(1.0)
Severance and reorganization costs	—	—	—	0.2	0.2
Acquisition related costs	—	—	—	0.6	0.6
Adjusted EBITDA	$17.4	$4.2	$5.0	$(6.5)	$20.1

EXHIBIT 99.1

Free Cash Flow
We believe Free Cash Flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of Free Cash Flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows.
The following table is a reconciliation of consolidated operating cash flows to Free Cash Flow for the respective periods, in millions:

	Three Months Ended
	March 31, 2024	March 31, 2023
Net cash provided by operating activities	$12.0	$17.4
Purchase of property and equipment	(6.5)	(5.4)
Free Cash Flow	$5.5	$12.0